Exhibit 99.1

LiveOne Posts Record 9-Month Revenue of $93.6 Million, Up 112%, and Third Quarter Revenue of $32.9 Million, Up 72%

●	Company Maintains Guidance to Achieve Positive Adjusted EBITDA* in Q1 2023 Ending June 30, 2022

●	Company Maintains Guidance for Fiscal 2022 Year Revenue of Between $112 million - $113.5 million and Raises Guidance for Fiscal 2023 Revenue to Between $125 million - $140 million and Adjusted EBITDA* Between $4 Million - $8 Million.

●	Paid Subscribers as of December 31, 2021 Increased 37% to Over 1,369,000**, a Net Increase of Over 369,000** from a Year Ago

●	During Fiscal 2022, LiveOne Has Added Over 550,000 New Members of Its New Expanded Membership Program to a total of 700,000

●	Cash and Cash Equivalents On Hand at December 31, 2021 was $12.7 Million

●	Total Cost of Content, Including Building LiveOne’s Slate of Original Content and Multiple Franchises, is Expected to Normalize to Pre-COVID Levels from Over $19 Million in Fiscal 2022 to Below $10 Million in Fiscal 2023

●	With the Return of Over 100 Live Events as well as the 10-Year Anniversary of the Spring Awaking Music Festival, LiveOne’s React Present Subsidiary is Expected to Swing from Adjusted EBITDA* Loss of a ($3.8 million) in Fiscal 2022 to Adjusted EBITDA* profitability in Fiscal 2023

●	LiveOne has Added Over 100 Blue Chip Sponsors and as of January 31, 2022, Has Over 175 in the Sales Pipeline

●	Company Will Host a Webcast Today at 4:30 pm ET

Los Angeles, CA – February 10, 2022 – LiveOne (Nasdaq: LVO), a creator-first, music, entertainment and technology platform focused on delivering premium experiences and content worldwide through memberships, subscriptions, and live and virtual events, announced today operating results for its first nine months and third fiscal quarter ended December 31, 2021 (“Q3 Fiscal 2022”).

For the nine-month period ended December 31, 2021, revenue increased 112% year-over-year to a record $93.6 million compared to $44.2 million in the prior year, while Contribution Margin* increased 62% to $18.9 million versus $11.7 million in the prior year.

In Q3 Fiscal 2022, LiveOne posted revenue of $32.9 million, as well as Contribution Margin* of $5.2 million. On a U.S. GAAP basis, LiveOne recorded a loss from operations of ($10.0) million and a net loss of ($11.8) million. On a non-U.S. GAAP basis, Adjusted EBITDA* was a ($4.8) million loss as compared to a ($1.9) million loss in Q3 Fiscal 2021.

As previously announced, LiveOne is implementing further cost and expense reductions from both operations and corporate overhead which is anticipated to increase the previously implemented $5.6 million of annual cost savings to an estimated total of over $14 million annually. Included in the savings are an anticipated reduction of costs associated with creating original content and franchises.

With the anticipated return of live events, LiveOne’s React Presents live event subsidiary is expected to post positive Adjusted EBITDA* in Fiscal 2023 versus Adjusted EBITDA* of a ($3.8 million) loss in Fiscal 2022, which was largely a result of its Spring Awakening music festival incurring a loss due to the Delta COVID variant as well as costs related to adverse weather conditions.

LiveOne’s CEO and Chairman, Robert Ellin, commented, “We expect our strong year-over-year revenue growth to continue throughout calendar 2022 given the expected return of many of our live music events, the increase in substantial advertising and sponsorship deals, and the anticipated continued growth of paid subscribers through partnerships, including Tesla.”

Mr. Ellin continued, “We have strategically pivoted and pulled forward our path and timeline to expected positive adjusted EBITDA*, and I am excited that we are now positioned to achieve positive adjusted EBITDA* for the first time in our history in the upcoming quarter ending June 30, 2022.”

LiveOne Ended Calendar Year 2021 with the following:

●	Over 1.36 Million paid subscribers**, up 37% year-over-calendar year.

●	Completed a User Interface refresh of all "New" and "Top" stations within the Tesla in-car paid Slacker Radio streaming experience.

●	Added over 100 new blue-chip sponsors with currently over 175 in the pipeline.

●	Livestreamed over 2,900 artists, 188 million livestream views, and 155 events, and achieved 59% engagement growth across its social and digital platforms.

●	115 pay-per-view events broadcasted on LiveOne's platform.

●	LiveOne's wholly owned subsidiary PodcastOne had record metrics of over 2.48 billion podcast downloads and its franchise of exclusive shows has now grown to more than 235 and now produces more than 300 podcast episodes per week.

●	Total social media reach across the exclusive talent roster of PodcastOne now exceeds 280 million

●	41 new podcast shows joined the PodcastOne network consisting of 18 new shows and 23 existing shows that migrated to the PodcastOne platform.

●	PodcastOne's popular LadyGang podcast surpassed 500 episodes.

●	LiveOne's 24-hour linear OTT streaming channel reaches over 294 million people on Amazon Fire, Roku, Apple TV, SLING, Xumo, and ReachTV, Consumable TV streaming original content, artist interviews, concerts, festivals, ancillary event-related content, and short-form video content from around the world.

Recent and Q3 Fiscal 2022 Highlights

●	LiveOne recently expanded it exclusive PodcastOne content into Tesla vehicles as well as within the Android automotive app platform. Android Automotive continues to see wide adoption from virtually all the major automotive OEMs, including Ford, GMC, Dodge, Chrysler, Volvo, Polestar, Ford, Lincoln, Chevrolet, Nissan, Volkswagen, Mitsubishi, and others.

●	As previously announced, LiveOne intends to spin-out its existing pay-per-view (“PPV”) business, PPVOne, as a separate public company and its plan to distribute a portion of the new company's equity to LiveOne's stockholders, anticipated to take place in early FY 2023. Since launching its PPV platform in May 2020, LiveOne has generated approximately $26.7 million of PPV related sales in live and PPV events.

●	Paid subscribers as of December 31, 2021 increased to more than 1,369,000, a net increase of approximately 369,000, as compared to 1,000,000 subscribers at December 31, 2020**.

●	LiveOne’s 24-hour linear OTT streaming channel reaches over 294 million people on Amazon Fire, Roku, Apple TV, SLING, Xumo, and ReachTV, Consumable TV streaming original content, artist interviews, concerts, festivals, ancillary event-related content, and short-form video content from around the world.

●	As previously announced in January 2021, with the assistance of J.P. Morgan, LiveOne is continuing a process to explore strategic alternatives in order to enhance shareholder value. Potential alternatives may include, among others, a strategic acquisition, divestiture, merger, sale or other form of business combination. There can be no assurance that LiveOne's efforts will result in a specific transaction or any particular outcome or its timing.

●	As previously announced in December 2020, LiveOne’s board of directors authorized the repurchase of up to two million shares of LiveOne's outstanding common stock from time to time, subject to certain compliance with applicable laws and regulations.

Third Quarter 2022 and 2021 Results Summary (in $000’s, except per share; unaudited)

	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020
Revenue	$32,895	$19,123
Operating Loss	$(9,968)	$(7,595)
Total Other Expense	$(1,863)	$(1,136)
Net Loss	$(11,791)	$(8,731)
Adjusted EBITDA*	$(4,834)	$(1,946)
Net Loss per share - basic and diluted	$(0.15)	$(0.12)

Third Quarter 2022 Results Summary Discussion

For Q3 Fiscal 2022, LiveOne posted revenue of $32.9 million versus $19.1 million in the prior year. The increase was largely due to the growth in ticket and event revenue driven by the Spring Awakening music festival during the quarter, merchandising revenue through the acquisition of CPS, as well as subscription revenue related to the growth in subscribers year-over-year.

Q3 Fiscal 2022 Operating Loss was ($10.0) million compared to a ($7.6) million in the quarter ended December 31, 2020 (“Q3 Fiscal 2021”). The $2.4 million increase in Operating Loss was largely a result of Spring Awakening music festival having been impacted by the Delta COVID variant as well as costs related to adverse weather conditions.

Q3 Fiscal 2022 Adjusted EBITDA* was a ($4.8) million loss as compared to Q3 Fiscal 2021 Adjusted EBITDA* of a ($1.9) million loss. Q3 Fiscal 2022 Adjusted EBITDA * was comprised of Operations Adjusted EBITDA* of a ($1.4) million loss and Corporate Adjusted EBITDA* of a ($3.4) million loss. The Operations Adjusted EBITDA* of a ($1.4) million loss was driven by Contribution Margin* of $5.2 million, offset by operating expenses of $3.8 million.

Capital expenditures for Q3 Fiscal 2022 totaled approximately $0.9 million, which were driven by capitalized software costs associated with development of LiveOne’s integrated music player and pay-per-view services.

At December 31, 2021, LiveOne had $12.7 million in cash and cash equivalents, which includes restricted cash of $0.3 million.

LiveOne is maintaining its previous guidance for Fiscal 2022 revenues which are expected to be $112 million - $113.5 million and is updating its previous guidance for Adjusted EBITDA which is expected to be a ($11 million) – ($12 million) loss. LiveOne is updating its previous guidance for Fiscal 2023 revenue and Adjusted EBITDA which are expected to be $125 million - $140 million and $4 million - $8 million, respectively.

Conference Call and Webcast

LiveOne’s senior management will host a live conference call and audio webcast to provide a business update and discuss its operating and financial results for the third quarter ended December 31, 2021 beginning at 4:30 p.m. ET / 1:30 p.m. PT on Thursday, February 10, 2022.

WHEN: Thursday, February 10, 2022
TIME: 4:30 PM ET / 1:30 PM PT
DOMESTIC DIAL-IN: 253-215-8782
Meeting ID: 98298534717
Passcode: 973141

WEBCAST – To register for the live webcast, please go to: https://audience.mysequire.com/webinar-view?webinar_id=21859972-7f0f-422d-9e06-5b94df73bfd9

A replay can be accessed on the Investor Relations section of LiveOne's website at Events | LiveOne

About LiveOne, Inc.

Headquartered in Los Angeles, California, LiveOne, Inc. (NASDAQ: LVO) (the "Company") is  a creator-first, music, entertainment and technology platform focused on delivering premium experiences and content worldwide through memberships, subscriptions and live and virtual events, and owner of LiveXLive, PPVOne, PodcastOne, Slacker Radio, React Presents, Gramophone Media, Palm Beach Records, and Custom Personalization Solutions. As of January 2022, the Company has accrued a paid subscriber base of over 1.36** million, streamed over 2,900 artists, has a library of 30 million songs, 600 curated radio stations, 268 podcasts/vodcasts, hundreds of pay-per-views, personalized merchandise, released music-related NFTs, and has created a valuable connection between fans, brands, and bands. PodcastOne generates more than 2.48 billion downloads per year and 300+ episodes distributed per week across its stable of top-rated podcasts. LiveXLive is available on iOS, Android, Roku, Apple TV, Amazon Fire, and through OTT, STIRR, and XUMO. For more information, visit www.livexlive.com and follow us on Facebook, Instagram, TikTok, and Twitter.

* About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with the accounting principles generally accepted in the United States of America ("GAAP"), we present Contribution Margin (Loss) and Adjusted Earnings Before Interest Tax Depreciation and Amortization ("Adjusted EBITDA"), which are non-GAAP financial measures, as measures of our performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, or as a substitute for, or superior to, operating loss and or net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity.

We use Contribution Margin (Loss) and Adjusted EBITDA to evaluate the performance of our operating segment. We believe that information about these non-GAAP financial measures assists investors by allowing them to evaluate changes in the operating results of our business separate from non-operational factors that affect operating income (loss) and net income (loss), thus providing insights into both operations and the other factors that affect reported results. Adjusted EBITDA is not calculated or presented in accordance with GAAP. A limitation of the use of Adjusted EBITDA as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, Adjusted EBITDA should be considered in addition to, and not as a substitute for net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures of other companies.

Contribution Margin (Loss) is defined as Revenue less Cost of Sales. Adjusted EBITDA is defined as earnings before interest, other (income) expense, income tax expense, depreciation and amortization and before (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities, (d) certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date and a one-time minimum guarantee to effectively terminate a live events distribution agreement post COVID-19, (e) depreciation and amortization (including goodwill impairment, if any), and (f) certain stock-based compensation expense. Management does not consider these costs to be indicative of our core operating results.

With respect to projected full year 2022 and 2023 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from Adjusted EBITDA. We expect that the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

For more information on this non-GAAP financial measure, please see the table entitled “Reconciliation of Non-GAAP Measure to GAAP Measure” included at the end of this release.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are "forward-looking statements," which may often, but not always, be identified by the use of such words as "may," "might," "will," "will likely result," "would," "should," "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "continue," "target" or the negative of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including: the Company's reliance on one key customer for a substantial percentage of its revenue; the Company's ability to consummate any proposed financing, acquisition, spin-out, distribution or transaction, the timing of the closing of such proposed event, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all, or that the closing of any proposed financing, acquisition, spin-out, distribution or transaction will not occur or whether any such event will enhance shareholder value; the Company's ability to continue as a going concern; the Company's ability to attract, maintain and increase the number of its users and paid subscribers; the Company identifying, acquiring, securing and developing content; the Company's intent to repurchase shares of its common stock from time to time under its announced stock repurchase program and the timing, price, and quantity of repurchases, if any, under the program; the Company's ability to maintain compliance with certain financial and other covenants; the Company successfully implementing its growth strategy, including relating to its technology platforms and applications; management's relationships with industry stakeholders; the effects of the global Covid-19 pandemic; changes in economic conditions; competition; risks and uncertainties applicable to the businesses of the Company's subsidiaries; and other risks, uncertainties and factors including, but not limited to, those described in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2021, filed with the U.S. Securities and Exchange Commission (the "SEC") on July 14, 2021, Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 16, 2021, Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021, filed with the SEC on October 29, 2021, and in the Company's other filings and submissions with the SEC. These forward-looking statements speak only as of the date hereof, and the Company disclaims any obligations to update these statements, except as may be required by law. The Company intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

** Included in the total number of subscribers for the reported periods are certain subscribers which are the subject of a contractual dispute. LiveOne is currently not recognizing revenue related to these subscribers.

LiveOne IR Contact:
310.601.2505
ir@liveone.com

Financial Information

The tables below present financial results for the three and nine months ended December 31, 2021 and 2020.

LiveOne, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020

Revenue:	$32,895	$19,123	$93,586	$44,189

Operating expenses:
Cost of sales	27,666	14,564	74,654	32,524
Sales and marketing	3,466	3,059	10,814	6,481
Product development	1,657	2,534	5,990	6,908
General and administrative	8,550	5,162	27,173	14,762
Amortization of intangible assets	1,524	1,399	4,547	4,057
Total operating expenses	42,863	26,718	123,178	64,732
Loss from operations	(9,968)	(7,595)	(29,592)	(20,543)

Other income (expense):
Interest expense, net	(1,052)	(998)	(3,180)	(4,097)
Loss on extinguishment of debt	-	-	(4,321)	(1,488)
Forgiveness of PPP loans	-	-	2,511	-
Other income (expense)	(811)	(138)	(528)	(320)
Total other expense, net	(1,863)	(1,136)	(5,518)	(5,905)

Loss before provision for income taxes	(11,831)	(8,731)	(35,110)	(26,448)

Provision for (benefit from) income taxes	(40)	-	(32)	4
Net loss	$(11,791)	$(8,731)	$(35,078)	$(26,452)

Net loss per share – basic and diluted	$(0.15)	$(0.12)	$(0.45)	$(0.40)
Weighted average common shares – basic and diluted	78,188,050	72,356,093	77,670,598	66,880,417

LiveOne, Inc.

Consolidated Balance Sheets (Unaudited)

(In thousands)

	December 31,	March 31,
	2021	2021
Assets
Current Assets
Cash and cash equivalents	$12,396	$18,635
Restricted cash	260	135
Accounts receivable, net	17,868	10,567
Inventories	2,115	2,568
Prepaid expense and other assets	2,897	3,366
Total Current Assets	35,536	35,271
Property and equipment, net	4,752	4,367
Goodwill	23,380	22,619
Intangible assets, net	18,173	22,468
Other assets	802	1,044
Total Assets	$82,643	$85,769

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued liabilities	$43,400	$32,646
Accrued royalties	12,629	12,349
Notes payable, current portion	141	2,729
Deferred revenue	1,701	1,262
Unsecured convertible notes, net	-	1,976
Total Current Liabilities	57,871	50,962
Secured convertible notes, net	13,395	13,047
Unsecured convertible notes, net	5,786	5,501
Senior secured revolving line of credit	6,965	-
Notes payable, net	620	885
Lease liabilities, noncurrent	540	742
Due to Music Partner	-	3,937
Other long-term liabilities	174	2,422
Deferred income taxes	137	137
Total Liabilities	85,488	77,633

Commitments and Contingencies

Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value; 500,000,000 shares authorized; 81,112,603 and 76,807,898 shares issued and outstanding, respectively	81	77
Additional paid in capital	202,093	178,000
Accumulated deficit	(205,019)	(169,941)
Total stockholders’ equity (deficit)	(2,845)	8,136
Total Liabilities and Stockholders’ Equity (Deficit)	$82,643	$85,769

LiveOne, Inc.

Reconciliation of Non-GAAP Measure to GAAP Measure

Adjusted EBITDA* Reconciliation (Unaudited)

(In thousands)

	Net Loss	Depreciation and Amortization	Stock-Based Compensation	Other Non- Operating and Non- Recurring Costs (1)	Other (income) expense (2)	Provision for (benefit from) income taxes	Adjusted EBITDA*
Three Months Ended December 31, 2021
Operations	$(4,386)	$2,435	$268	$75	$269	$(41)	$(1,380)
Corporate	(7,405)	10	1,860	486	1,594	1	(3,454)
Total	$(11,791)	$2,445	$2,128	$561	$1,863	$(40)	$(4,834)

Three Months Ended December 31, 2020
Operations	$(5,057)	$2,173	$1,630	$256	$421	$-	$(577)
Corporate	(3,674)	-	1,062	528	715	-	(1,369)
Total	$(8,731)	$2,173	$2,692	$784	$1,136	$-	$(1,946)

	Net Loss	Depreciation and Amortization	Stock-Based Compensation	Other Non- Operating and Non- Recurring Costs (1)	Other (income) expense (2)	Provision for (benefit from) income taxes	Adjusted EBITDA*
Nine months Ended December 31, 2021
Operations	$(10,542)	$7,204	$3,596	$429	$335	$(41)	$981
Corporate	(24,536)	26	8,463	1,219	5,183	9	(9,636)
Total	$(35,078)	$7,230	$12,059	$1,648	$5,518	$(32)	$(8,655)

Nine months Ended December 31, 2020
Operations	$(13,355)	$6,368	$4,148	$963	$2,291	$(4)	$411
Corporate	(13,097)	-	3,885	1,788	3,614	8	(3,802)
Total	$(26,452)	$6,368	$8,033	$2,751	$5,905	$4	$(3,391)

(1)

Other Non-Operating and Non-Recurring Costs include outside legal, accounting and other professional fees directly attributable to acquisition activity in the period, in addition to certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at certain acquired companies prior to their purchase date and non-recurring employee severance payments and to a lesser extent, a one-time minimum guarantee to effectively terminate a live-event distribution agreement post COVID-19.

(2)	Other (income) expense above primarily includes interest expense, net, forgiveness of PPP loans, and loss on extinguishment of debt. These are included in the statement of operations in other income (expense) and are an add back to net loss above in the reconciliation of Adjusted EBITDA* to loss.

*	See the definitions of Contribution Margin and Adjusted EBITDA* under “About Non-GAAP Financial Measures” within this release.

LiveOne, Inc.

Reconciliation of Non-GAAP Measure to GAAP Measure

Contribution Margin* Reconciliation (Unaudited)

(In thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020

Revenue:	$32,895	$19,123	$93,586	$44,189

Less Cost of Sales:	(27,666)	(14,564)	(74,654)	(32,524)
Contribution Margin*	$5,229	$4,559	$18,932	$11,665

*	See the definition of Contribution Margin under “About Non-GAAP Financial Measures” within this release.

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